EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
July 29, 2025	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2025 SECOND QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch,” “our” or “the Company”) announces its 2025 second quarter results. The results included:
•Net income available to Arch common shareholders of $1.2 billion, or $3.23 per share, representing a 22.9% annualized net income return on average common equity, compared to net income available to Arch common shareholders of $1.3 billion, or $3.30 per share, for the 2024 second quarter.
•After-tax operating income available to Arch common shareholders(1) of $979 million, or $2.58 per share, representing an 18.2% annualized operating return on average common equity(1), compared to $981 million, or $2.57 per share, for the 2024 second quarter.
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums, of $154 million.
•Favorable development in prior year loss reserves, net of related adjustments, of $139 million.
•Combined ratio excluding catastrophic activity and prior year development(1) of 80.9%, compared to 76.7% for the 2024 second quarter.
•Share repurchases of approximately $163 million.
•Book value per common share of $59.17 at June 30, 2025, a 7.3% increase from March 31, 2025.
“We achieved these results by staying true to our core principle of cycle management,” Arch CEO Nicolas Papadopoulo said. “This disciplined underwriting approach, paired with dynamic capital management, positions us to consistently generate superior returns across market cycles.”
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. Dollars in millions)	Three Months Ended June 30,
	2025	2024	% Change
Gross premiums written	$6,196	$5,382	15.1
Net premiums written	4,348	3,781	15.0
Net premiums earned	4,337	3,565	21.7
Underwriting income	818	762	7.3
Underwriting Ratios			% Point Change
Loss ratio	53.1%	51.2%	1.9
Underwriting expense ratio (2)	28.1%	27.5%	0.6
Combined ratio	81.2%	78.7%	2.5

Combined ratio excluding catastrophic activity and prior year development (1)	80.9%	76.7%	4.2
(1)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
(2)    The ‘Underwriting expense ratio’ for the 2025 period includes ‘Other underwriting income.’ See ‘Comments on Non-GAAP Financial Measures’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Non-GAAP Financial Measures’ for further details):

(U.S. Dollars in millions, except per share data)	Three Months Ended
	June 30,
	2025	2024
Net income available to Arch common shareholders	$1,227	$1,259
Net realized (gains) losses (1)	(229)	(122)
Equity in net (income) of investments accounted for using the equity method	(162)	(167)
Net foreign exchange (gains) losses	88	(1)
Transaction costs and other	18	18
Income tax expense (benefit) (2)	37	(6)
After-tax operating income available to Arch common shareholders	$979	$981

Diluted per common share results:
Net income available to Arch common shareholders	$3.23	$3.30
Net realized (gains) losses (1)	(0.60)	(0.32)
Equity in net (income) of investments accounted for using the equity method	(0.43)	(0.44)
Net foreign exchange (gains) losses	0.23	0.00
Transaction costs and other	0.05	0.05
Income tax expense (benefit) (2)	0.10	(0.02)
After-tax operating income available to Arch common shareholders	$2.58	$2.57

Weighted average common shares and common share equivalents outstanding — diluted	379.9	381.6

Beginning common shareholders’ equity	$20,715	$18,525
Ending common shareholders’ equity	22,211	19,835
Average common shareholders’ equity	$21,463	$19,180

Annualized net income return on average common equity	22.9%	26.3%
Annualized operating return on average common equity	18.2%	20.5%
(1)    Net realized gains or losses include realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries.
(2)    Income tax expense (benefit) on net realized gains or losses, equity in net income of investments accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Segment Information

The following section provides analysis on the Company’s 2025 second quarter performance by reportable segments. For additional details regarding the Company’s reportable segments, please refer to the Company’s Financial Supplement dated June 30, 2025. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development (see ‘Comments on Non-GAAP Financial Measures’ for further details).
Insurance Segment

	Three Months Ended June 30,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$2,681	$2,102	27.5
Net premiums written	2,036	1,558	30.7
Net premiums earned	1,969	1,478	33.2
Other underwriting income	13	—	n/m

Underwriting income	$129	$109	18.3

Underwriting Ratios			% Point Change
Loss ratio	59.8%	57.3%	2.5
Underwriting expense ratio	33.6%	35.3%	(1.7)
Combined ratio	93.4%	92.6%	0.8

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	2.9%	2.0%	0.9
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(0.2)%	0.1
Combined ratio excluding catastrophic activity and prior year development	90.6%	90.8%	(0.2)

On August 1, 2024, the insurance segment completed the acquisition of the U.S. MidCorp and Entertainment insurance businesses from Allianz (“MCE Acquisition”). As such, the insurance segment’s 2025 second quarter results include a full quarter of activity related to the acquired business.
Gross premiums written by the insurance segment in the 2025 second quarter were 27.5% higher than in the 2024 second quarter (3.6% excluding the MCE Acquisition), while net premiums written were 30.7% higher than in the 2024 second quarter (1.7% excluding the MCE Acquisition). Net premiums earned in the 2025 second quarter were 33.2% higher than in the 2024 second quarter (6.8% excluding the MCE Acquisition), and reflect changes in net premiums written over the previous five quarters.
The 2025 second quarter loss ratio reflected 2.9 points of current year catastrophic activity, compared to 2.0 points of catastrophic activity in the 2024 second quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.4 points in the 2025 second quarter, compared to 0.3 points in the 2024 second quarter. The balance of the change in the loss ratio resulted, in part, from the impact of the MCE Acquisition business and changes in the mix of business.
The underwriting expense ratio was 33.6% in the 2025 second quarter, compared to 35.3% in the 2024 second quarter, with the decrease reflecting growth in net premiums earned. The impact of the MCE Acquisition lowered the current year underwriting expense ratio by approximately 0.6 points, due to efficiencies of scale in operating expenses and, to a lesser extent, to the effects of the fair value estimation of the assets acquired at closing, including the non-recognition of deferred acquisition costs.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$3,196	$2,941	8.7
Net premiums written	2,059	1,947	5.8
Net premiums earned	2,087	1,780	17.2
Other underwriting income	46	1	n/m

Underwriting income	$451	$366	23.2

Underwriting Ratios			% Point Change
Loss ratio	54.1%	56.5%	(2.4)
Underwriting expense ratio	24.4%	23.0%	1.4
Combined ratio	78.5%	79.5%	(1.0)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	4.6%	9.4%	(4.8)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.3)%	(1.8)%	(1.5)
Combined ratio excluding catastrophic activity and prior year development	77.2%	71.9%	5.3
Gross premiums written by the reinsurance segment in the 2025 second quarter were 8.7% higher than in the 2024 second quarter, while net premiums written were 5.8% higher than in the 2024 second quarter. The growth in net premiums written primarily reflected increases in most lines of business, due in part to rate increases, new business opportunities and growth in existing accounts. Net premiums earned in the 2025 second quarter were 17.2% higher than in the 2024 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2025 second quarter loss ratio reflected 5.5 points of current year catastrophic activity, compared to 10.0 points of current year catastrophic activity in the 2024 second quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 3.9 points in the 2025 second quarter, compared to 1.9 points in the 2024 second quarter. The balance of the change in the loss ratio resulted, in part, from higher level of attritional losses and changes in the mix of business.
The underwriting expense ratio was 24.4% in the 2025 second quarter, compared to 23.0% in the 2024 second quarter, with the increase primarily reflecting lower profit and sliding scale commissions on ceded business in the 2025 second quarter.

Mortgage Segment

	Three Months Ended June 30,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$323	$340	(5.0)
Net premiums written	253	276	(8.3)
Net premiums earned	281	307	(8.5)
Other underwriting income	3	2	50.0

Underwriting income	$238	$287	(17.1)

Underwriting Ratios			% Point Change
Loss ratio	(1.2)%	(8.6)%	7.4
Underwriting expense ratio	16.4%	16.0%	0.4
Combined ratio	15.2%	7.4%	7.8

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(24.1)%	(29.0)%	4.9
Combined ratio excluding prior year development	39.3%	36.4%	2.9
Gross premiums written by the mortgage segment in the 2025 second quarter were 5.0% lower than in the 2024 second quarter, while net premiums written were 8.3% lower than in the 2024 second quarter. The reduction in net premiums written in the 2025 second quarter primarily reflected a one-time expense related to the tender offer of certain Bellemeade Re mortgage insurance linked notes and a lower level of mortgage originations, mostly in our international businesses.
Estimated net favorable development of prior year loss reserves, before related adjustments, decreased the loss ratio by 22.8 points, compared to 26.9 points in the 2024 second quarter. Such amounts were primarily related to better than expected cure rates. The 2025 second quarter loss ratio, excluding net favorable development, was higher compared to the 2024 second quarter, reflecting slightly higher new delinquencies and the impact of the Bellemeade Re tender offers noted above.
The underwriting expense ratio was 16.4% in the 2025 second quarter, compared to 16.0% in the 2024 second quarter.

Corporate
The Company’s results include net investment income, net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investments accounted for using the equity method, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income tax items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. Dollars in millions, except per share data)	Three Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Pre-tax net investment income	$405	$378	$364
Per share	$1.07	$0.99	$0.95

Equity in net income of investments accounted for using the equity method	$162	$53	$167
Per share	$0.43	$0.14	$0.44

Pre-tax investment income yield, at amortized cost (1)	4.25%	4.16%	4.39%

Total return on investments (2)	3.09%	2.02%	1.33%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
Net investment income for the 2025 second quarter primarily reflected growth in average invested assets, due in part to strong operating cash flows. Net realized gains were $229 million for the 2025 second quarter, compared to $122 million in the 2024 second quarter, and were primarily the result of financial market movements on the Company’s derivatives, equity securities and investments accounted for under the fair value option method.
Amortization of intangible assets was $48 million for the 2025 second quarter, compared to $27 million for the 2024 second quarter. The higher level of expense for the 2025 second quarter reflects the amortization of intangible assets related to the MCE Acquisition, including intangible assets attributed to value of business acquired and distribution relationships.
On a pre-tax basis, net foreign exchange losses were $88 million for the 2025 second quarter, compared to net foreign exchange gains of $1 million for the 2024 second quarter. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.
The Company’s effective tax rate on income before income taxes (based on the Company’s annual effective tax rate) was 14.7% for the 2025 second quarter, compared to 7.1% for the 2024 second quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 15.2% for the 2025 second quarter, compared to 9.5% for the 2024 second quarter. The effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction. The higher rates for the 2025 second quarter primarily reflected the impact of Bermuda’s new corporate income tax.
Income from operating affiliates for the 2025 second quarter was $40 million, or $0.11 per share, compared to $45 million, or $0.12 per share, for the 2024 second quarter, and primarily reflects amounts related to the Company’s investment in Somers Group Holdings Ltd. and Coface SA.

Conference Call

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on July 30, 2025. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes and will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated June 30, 2025, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., is a publicly listed Bermuda exempted company with approximately $25.8 billion in capital at June 30, 2025. Arch, which is part of the S&P 500 index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Non-GAAP Financial Measures

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investments accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, net of income taxes and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investments accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investments accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize these items are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization.
The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investments accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments.

Transaction costs and other include integration, advisory, financing, legal, severance, incentive compensation and all other costs directly related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies that follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not include certain income and expense items which are included in corporate. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments. Effective in the 2025 first quarter, the ‘Other operating expense ratio’ includes ‘Other underwriting income.’
Total return on investments includes investment income, equity in net income or loss of investments accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2025 second quarter and 2024 second quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in millions)	Three Months Ended
	June 30, 2025
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,681	$3,196	$323	$6,196
Premiums ceded (1)	(645)	(1,137)	(70)	(1,848)
Net premiums written	2,036	2,059	253	4,348
Change in unearned premiums	(67)	28	28	(11)
Net premiums earned	1,969	2,087	281	4,337
Other underwriting income (2)	13	46	3	62
Losses and loss adjustment expenses	(1,178)	(1,128)	3	(2,303)
Acquisition expenses	(387)	(436)	(1)	(824)
Other operating expenses (2)	(288)	(118)	(48)	(454)
Underwriting income (loss)	$129	$451	$238	818

Net investment income				405
Net realized gains (losses)				229
Equity in net income of investments accounted for using the equity method				162
Other income (loss)				18
Corporate expenses (3)				(29)
Transaction costs and other (3)				(18)
Amortization of intangible assets				(48)
Interest expense				(38)
Net foreign exchange gains (losses)				(88)
Income (loss) before income taxes and income (loss) from operating affiliates				1,411
Income tax benefit (expense)				(214)
Income (loss) from operating affiliates				40
Net income (loss) available to Arch				1,237
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$1,227

Underwriting Ratios
Loss ratio	59.8%	54.1%	(1.2)%	53.1%
Acquisition expense ratio	19.6%	20.9%	0.4%	19.0%
Other operating expense ratio (4)	14.0%	3.5%	16.0%	9.1%
Combined ratio	93.4%	78.5%	15.2%	81.2%

Net premiums written to gross premiums written	75.9%	64.4%	78.3%	70.2%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    ‘Other underwriting income’ includes revenue earned from underwriting-related activities covered under existing service contracts.
(3)    Certain expenses have been excluded from ‘Corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.
(4)    The ‘Other operating expense ratio’ for the 2025 period includes ‘Other underwriting income.’

(U.S. Dollars in millions)	Three Months Ended
	June 30, 2024
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,102	$2,941	$340	$5,382
Premiums ceded (1)	(544)	(994)	(64)	(1,601)
Net premiums written	1,558	1,947	276	3,781
Change in unearned premiums	(80)	(167)	31	(216)
Net premiums earned	1,478	1,780	307	3,565
Other underwriting income	—	1	2	3
Losses and loss adjustment expenses	(848)	(1,006)	27	(1,827)
Acquisition expenses	(288)	(345)	—	(633)
Other operating expenses	(233)	(64)	(49)	(346)
Underwriting income (loss)	$109	$366	$287	762

Net investment income				364
Net realized gains (losses)				122
Equity in net income of investments accounted for using the equity method				167
Other income (loss)				8
Corporate expenses (2)				(23)
Transaction costs and other (2)				(18)
Amortization of intangible assets				(27)
Interest expense				(35)
Net foreign exchange gains (losses)				1
Income (loss) before income taxes and income (loss) from operating affiliates				1,321
Income tax benefit (expense)				(97)
Income (loss) from operating affiliates				45
Net income (loss) available to Arch				1,269
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$1,259

Underwriting Ratios
Loss ratio	57.3%	56.5%	(8.6)%	51.2%
Acquisition expense ratio	19.5%	19.4%	0.1%	17.8%
Other operating expense ratio	15.8%	3.6%	15.9%	9.7%
Combined ratio	92.6%	79.5%	7.4%	78.7%

Net premiums written to gross premiums written	74.1%	66.2%	81.2%	70.3%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    Certain expenses have been excluded from ‘Corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms, tariffs and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, deferred tax assets, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•availability to the Company of reinsurance to manage our net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•changes in general economic conditions, including sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operate or underwrite business;
•statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of legislation that affects Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative and the enactment of the Bermuda corporate income tax; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025 and of the Company’s latest Quarterly Reports on Form 10-Q, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company's forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
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